Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 4th QUARTER AND FULL YEAR 2018 RESULTS

•	2018 Revenues Decreased 0.9%, or 0.7% on a Constant Currency Basis, in Line with Guidance
•	Net Loss per Share of $2.00 in 2018 Reflects Buy Impairment Charge, Discrete Tax Items, Strategic Review Costs
•	Excluding these Items, Net Income per Share on a Diluted Basis would have been $0.96, in Line with Guidance
•	2018 Cash Flow from Operations of $1,058 Million and Free Cash Flow of $542 Million, Above Guidance
•	2019 Guidance Issued; New Segment Reporting Format: Nielsen Global Media and Nielsen Global Connect

New York, USA – February 28, 2019 – Nielsen Holdings plc (NYSE: NLSN) today announced its fourth quarter and full year 2018 results. Revenues were $1,658 million for the fourth quarter of 2018, down 5.8%, or 3.5% on a constant currency basis, compared to the fourth quarter of 2017.  Net loss per share on a diluted basis was $2.68 for the fourth quarter of 2018, which includes certain impairment charges, discrete tax items, and costs related to our previously announced review of strategic alternatives, compared to net income per share on a diluted basis of $0.23 for the fourth quarter of 2017. Excluding these items, net income per share on a diluted basis would have been $0.28 for the fourth quarter of 2018. Cash flow from operations increased to $546 million for the fourth quarter of 2018, from $506 million in the fourth quarter of 2017. Free cash flow for the fourth quarter of 2018 increased to $397 million, compared to $350 million in the fourth quarter of 2017.

David Kenny, Chief Executive Officer of Nielsen, commented, “2018 was a challenging year but we delivered on our key operational metrics for the second half and positioned ourselves for 2019. I am excited to join Nielsen at such a pivotal time in the company’s history. Our focus for 2019 is on transforming into a truly product-driven, technology organization, able to make faster, bolder decisions.  We expect these strategies to translate into improved performance in 2019 and beyond as we increase our value to clients.”

“As part of this transformation, we’ve also reorganized into two new segments, Nielsen Global Media and Nielsen Global Connect, which better reflect our platforms and vision for the future. These moves better align our external view to our go-forward internal view, help drive greater accountability throughout the organization, and are consistent with a product-driven focus. Altogether, the initiatives we have in place are setting up a strong foundation from which we expect to drive greater revenue growth, profitability and shareholder value over the coming years.”

Kenny continued, “The strategic review is ongoing and the Board is working with urgency on this process.  As previously discussed, this could include continuing to operate as a public, independent company, a separation of either Nielsen's Global Media or Global Connect segment, or a sale of the whole company. The process that we are undertaking will enable us to determine the best path forward in order to maximize value for all of our shareholders.”

Fourth Quarter 2018 Operating Results

Revenues within the Watch segment for the fourth quarter of 2018 decreased 3.5% to $881 million, or 2.8% on a constant currency basis, compared to the fourth quarter of 2017. Audience Measurement of Video and Text revenues increased 0.8%, or 1.6% on a constant currency basis, primarily due to continued client adoption of our Total Audience Measurement system and our ongoing investments, including Gracenote. Audio revenues decreased 2.3%, or 1.5% on a constant currency basis, for the fourth quarter of 2018. Marketing Effectiveness revenues decreased by 23.0%, or 22.3% on a constant currency basis, driven by a historical data set sale related to an exited product category in the fourth quarter of 2017 and pressure on our clients and partners from changes to the consumer data privacy landscape. Excluding the data set sale, Marketing Effectiveness revenue would have increased approximately 10%, or 11% on a constant currency basis.

Revenues within the Buy segment for the fourth quarter of 2018 decreased 8.4% to $777 million, or 4.4% on a constant currency basis, compared to the fourth quarter of 2017. Buy emerging markets revenues decreased 4.9%, but increased 4.0% on a constant currency basis, driven by our continued investment in coverage. This resulted in broad based demand for our services with our local clients, partially offset by continued pressure from multinationals. Buy revenues in developed markets decreased 8.5%, or 7.1% on a constant currency basis, due primarily to continued pressure on spending from large multinational clients and competitive impacts in the U.S., as well as a difficult comparison due to historical data sales in the prior year period.

Net loss for the fourth quarter of 2018 was $952 million, compared to net income of $81 million in the fourth quarter of 2017.  Net loss per share on a diluted basis was $2.68 per share, compared to net income per share on a diluted basis of $0.23 for the fourth quarter of 2017.  During the fourth quarter of 2018, the company recorded impairment charges of $1,413 million, or $3.98 per share, primarily related to the writedown of goodwill in our Buy segment as a result of our annual impairment assessment. We use a combination of valuation techniques, including a discounted cash flow and a market-based approach to make our assessment. In addition, as part of our review of strategic alternatives, we lowered the forecasts for earnings and cash flows in this segment, which resulted in a lower fair value of our Buy business than prior estimates. We also had $370 million, or $1.04 per share, of net income tax benefits related to the impacts of the 2017 Tax Cuts and Jobs Act (“TCJA”) (including the finalization of our 2017 provisional tax estimate) and intercompany restructuring. We also incurred $8 million of after tax costs in the fourth quarter of 2018 associated with the strategic review. Excluding these items, net income per share on a diluted basis would have been $0.28 per share.

Adjusted EBITDA for the fourth quarter of 2018 decreased 15.3%, or 13.3% on a constant currency basis, to $488 million, compared to the fourth quarter of 2017. Adjusted EBITDA margins contracted 328 basis points, or 332 basis points on a constant currency basis, to 29.4%, due to softer revenues and continued investments in our Buy and Watch segments, partly offset by efficiency initiatives.

Year Ended December 31, 2018 Operating Results

Revenues for the full year decreased 0.9%, or 0.7% on a constant currency basis, to $6,515 million.

Revenues within the Watch segment increased 2.3%, or 2.2% on a constant currency basis, to $3,418 million. Audience Measurement of Video and Text revenues increased 6.0%, or 5.8% on a constant currency basis primarily due to continued client adoption of our Total Audience Measurement system and our ongoing investments, including Gracenote. Audio revenues decreased 0.8%, or 0.6% on a constant currency basis. Marketing Effectiveness revenues decreased by 3.7%, or 4.0% on a constant currency basis, primarily driven by a historical data sale related to an exited product category in the fourth quarter of 2017 and pressure on our clients and partners from changes to the consumer data privacy landscape, partially offset by continued strength in audience-based solutions that help advertisers and publishers measure the return on investment in media spend.

Revenues within the Buy segment decreased 4.1%, or 3.7% on a constant currency basis, to $3,097 million. Buy emerging markets revenues decreased 1.6%, but increased 2.0% on a constant currency basis, driven by strength in local client spending, partly offset by weakness in multinational client spending.  Buy revenues in developed markets decreased 3.9%, or 5.1% on a constant currency basis, due primarily to continued pressure on spending from large multinational clients and competitive impacts in the U.S.

Net loss for the year was $712 million, compared to net income of $429 million in 2017. Net loss per share on a diluted basis was $2.00, compared to net income per share on a diluted basis of $1.20 in 2017. During the fourth quarter of 2018, the company recorded impairment charges of $1,413 million, or $3.97 per share for the full year 2018, primarily related to goodwill in our Buy business. We also had $370 million, or $1.04 per share, of net income tax benefits related to the impacts of the TCJA (including the finalization of our 2017 provisional tax estimate) and intercompany restructuring.  We also incurred $9 million of after tax costs in 2018 associated with the strategic review.  Excluding these items, net income per share on a diluted basis would have been $0.96 per share.

Adjusted EBITDA for the year decreased 8.6%, or 7.9% on a constant currency basis, to $1,850 million. Adjusted EBITDA margins decreased 240 basis points, or 221 basis points on a constant currency basis, to 28.4%, due to softer revenue and our investments in growth, partially offset by net productivity.

Financial Position

As of December 31, 2018, Nielsen’s cash and cash equivalents were $524 million and gross debt was $8,387 million. Net debt (gross debt less cash and cash equivalents) was $7,863 million and our net debt leverage ratio was 4.25x at the end of 2018. Net capital expenditures were $516 million for the full year of 2018, compared to $447 million in 2017. Cash taxes were $206 million for the full year of 2018, compared to $232 million in 2017.

Cash flow from operations decreased to $1,058 million for the full year of 2018, from $1,310 million in 2017.  Free cash flow for the full year of 2018 decreased to $542 million, compared to $863 million in 2017. Cash flow performance was driven by lower Adjusted EBITDA, and higher interest and net capital expenditures, partially offset by lower cash taxes.

The company repurchased $70 million of shares of its common stock during the full year of 2018. There were no share repurchases in the fourth quarter of 2018. The company has a total of $228 million remaining for repurchase under the existing share repurchase program.

On February 21, 2019 our Board of Directors declared a quarterly cash dividend of $0.35 per share of Nielsen’s common stock. The dividend is payable on March 21, 2019 to shareholders of record at the close of business on March 7, 2019.

2019 Full Year Guidance

Dave Anderson, Chief Financial Officer, commented, “We are focused on driving operational excellence and end-to-end accountability throughout the organization.  Our 2019 plan reflects this, including the clear strategic requirements that will enable us to deliver on our 2019 goals and serve as the foundation for growth and value creation over the medium and long-term. Our continued focus on productivity initiatives will enable us to invest for growth, with smart and disciplined resource allocation and capital deployment. We have a strong commitment to deliver on all fronts.”

Beginning in the first quarter of 2019, the company will incorporate organic constant currency revenue growth and Adjusted EPS into its reporting framework to provide more clarity into the normalized revenue and earnings power of the organization.  The definitions are provided in the Certain Non-GAAP Measures section below.

A historical recast of these metrics and segments is provided in the tables of this release for comparison purposes.

The company is providing full year 2019 guidance, as highlighted below:

•	Total revenue growth on a constant currency basis: Flat to +1.5%
•	Adjusted EBITDA margin: 28 - 29%
•	Adjusted EBITDA: $1,800 - 1,900 million
•	Adjusted earnings per share: $1.63 - $1.77
•	Free cash flow: $525 - $575 million

2019 Guidance Non-GAAP Reconciliations

The below table presents a reconciliation from forecasted revenue to revenue on a constant currency basis for our 2019 guidance:

(IN MILLIONS)	2019 Guidance		% Variance Constant Currency	2018 Revenue Constant Currency
Total Revenue	$	~6,485	Flat to 1.5%	$6,435

The below table presents the reconciliation from Net Income to Adjusted EBITDA for our 2019 guidance:

(IN MILLIONS)
Net income	$240 - $300
Interest expense, net	~410
Provision for income taxes	~140
Depreciation and amortization	~725
Restructuring charges	~150
Share-based compensation expense and Other	~150
Adjusted EBITDA	$1,800 – 1,900

The below table presents reconciliation from Net Income Attributable to Nielsen Shareholders to Adjusted Net Income to calculate Adjusted Earnings per Share (diluted) for our 2019 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income attributable to Nielsen shareholders	$230 - $285
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~200
Restructuring charges	~150
Share-based compensation expense and Other	~150
Tax effect of above items	~(160)
Adjusted net income	$580 - $630
Adjusted earnings per share	$1.63 – $1.77

The below table presents reconciliation from net cash provided by operating activities to free cash flow for our 2019 guidance:

(IN MILLIONS)
Net cash provided by operating activities	$1,055 - $1,105
Less: Capital expenditures, net	~(530)
Free cash flow	$525 - $575

Commencing in the first quarter of 2019, the company will also move to two new reporting segments: Nielsen Global Media and Nielsen Global Connect.  Nielsen Global Media will have two categories: Audience Measurement and Plan / Optimize. Nielsen Global Connect will have two categories: Measure and Predict / Activate.

Conference Call and Webcast

Nielsen will hold a conference call to discuss its fourth quarter and full year 2018 results at 8:00 a.m. U.S. Eastern Time (ET) on February 28, 2019. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-833-236-2755. Callers outside the U.S. can dial +1-647-689-4180. The passcode for the call is “5388969.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth under “2019 Full Year Guidance” above as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitations, our ongoing review of strategic alternatives, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://ir.nielsen.com, such as our most recent 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what’s happening now, what’s happening next, and how to best act on this knowledge. For more than 90 years Nielsen has provided data and analytics based on scientific rigor and innovation, continually developing new ways to answer the most important questions facing the media, advertising, retail and fast-moving consumer goods industries. An S&P 500 company, Nielsen has operations in over 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen. Comparisons made in this news release of Nielsen’s 2018 actual results to guidance refer to Nielsen’s most recently issued 2018 guidance published on October 25, 2018.

Results of Operations—(Three and Twelve Months Ended December 31, 2018 and 2017)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2018	2017	2018	2017
Revenues	$1,658	$1,761	$6,515	$6,572
Cost of revenues	707	734	2,805	2,765
Selling, general and administrative expenses	507	478	1,958	1,873
Depreciation and amortization(1)	171	163	675	640
Impairment of goodwill and other long-lived assets	1,413	—	1,413	—
Restructuring charges	31	32	139	80
Operating income/(loss)	(1,171)	354	(475)	1,214
Interest income	2	1	8	4
Interest expense	(99)	(97)	(394)	(374)
Foreign currency exchange transaction gains/(losses), net	(4)	(1)	(16)	(10)
Other income/(expense), net	(2)	(11)	(5)	(6)
Income/(loss) from continuing operations before income taxes and equity in net income/(loss) of affiliates	(1,274)	246	(882)	828
Benefit/(provision) for income taxes	324	(162)	182	(388)
Equity in net income/(loss) of affiliates	1	—	—	—
Net income/(loss)	(949)	84	(700)	440
Net income/(loss) attributable to noncontrolling interests	3	3	12	11
Net income/(loss) attributable to Nielsen shareholders	$(952)	$81	$(712)	$429
Net income/(loss) per share of common stock, basic
Net income/(loss) attributable to Nielsen shareholders	$(2.68)	$0.23	$(2.00)	$1.20
Net income/(loss) per share of common stock, diluted
Net income attributable to Nielsen shareholders	$(2.68)	$0.23	$(2.00)	$1.20
Weighted-average shares of common stock outstanding, basic	355,199,432	356,219,487	355,601,564	356,714,940
Dilutive shares of common stock	—	1,174,227	—	1,337,493
Weighted-average shares of common stock outstanding, diluted	355,199,432	357,393,714	355,601,564	358,052,433

(1) Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $53 million and $220 million, respectively, for the three and twelve months ended December 31, 2018 and $55 million and $219 million, respectively, for the three and twelve months ended December 31, 2017.

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and, in order to assure that all investors have access to similar data the Company has determined that it is appropriate to make this data available to all investors.  None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis for the three and twelve months ended December 31, 2018.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2018 Reported	Three Months Ended December 31, 2017 Reported	% Variance 2018 vs. 2017 Reported	Three Months Ended December 31, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Revenues by segment
Developed Markets	$482	$527	(8.5)%	$519	(7.1)%
Emerging Markets	289	304	(4.9)%	278	4.0%
Core Buy	$771	$831	(7.2)%	$797	(3.3)%
Corporate	$6	$17	(64.7)%	$16	(62.5)%
Buy	$777	$848	(8.4)%	$813	(4.4)%

Audience Measurement (Video and Text)	$631	$626	0.8%	$621	1.6%
Audio	128	131	(2.3)%	130	(1.5)%
Marketing Effectiveness	87	113	(23.0)%	112	(22.3)%
Core Watch	$846	$870	(2.8)%	$863	(2.0)%
Corporate/Other Watch	35	43	(18.6)%	43	(18.6)%
Watch	$881	$913	(3.5)%	$906	(2.8)%
Total Core Buy and Watch	$1,617	$1,701	(4.9)%	$1,660	(2.6)%
Total	$1,658	$1,761	(5.8)%	$1,719	(3.5)%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2018 Reported	Twelve Months Ended December 31, 2017 Reported	% Variance 2018 vs. 2017 Reported	Twelve Months Ended December 31, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Revenues by segment
Developed Markets	$1,922	$1,999	(3.9)%	$2,025	(5.1)%
Emerging Markets	1,145	1,164	(1.6)%	1,123	2.0%
Core Buy	$3,067	$3,163	(3.0)%	$3,148	(2.6)%
Corporate	$30	$68	(55.9)%	$68	(55.9)%
Buy	$3,097	$3,231	(4.1)%	$3,216	(3.7)%

Audience Measurement (Video and Text)	$2,446	$2,308	6.0%	$2,311	5.8%
Audio	497	501	(0.8)%	500	(0.6)%
Marketing Effectiveness	337	350	(3.7)%	351	(4.0)%
Core Watch	$3,280	$3,159	3.8%	$3,162	3.7%
Corporate/Other Watch	138	182	(24.2)%	181	(23.8)%
Watch	$3,418	$3,341	2.3%	$3,343	2.2%
Total Core Buy and Watch	$6,347	$6,322	0.4%	$6,310	0.6%
Total	$6,515	$6,572	(0.9)%	$6,559	(0.7)%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and twelve months ended December 31, 2018.

(IN MILLIONS) (UNAUDITED)	Three Months Ended December 31, 2018 Reported	Three Months Ended December 31, 2017 Reported	% Variance 2018 vs. 2017 Reported	Three Months Ended December 31, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$(952)	$81	NM%	$73	NM%
Adjusted EBITDA	$488	$576	(15.3)%	$563	(13.3)%

(IN MILLIONS) (UNAUDITED)	Twelve Months Ended December 31, 2018 Reported	Twelve Months Ended December 31, 2017 Reported	% Variance 2018 vs. 2017 Reported	Twelve Months Ended December 31, 2017 Constant Currency	% Variance 2018 vs. 2017 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$(712)	$429	NM%	$418	NM%
Adjusted EBITDA	$1,850	$2,024	(8.6)%	$2,008	(7.9)%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. Given the significance of the impairment of goodwill and other long-lived assets, we reported it separately in the consolidated statements of operations. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders per share (diluted) from continuing operations from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past twelve months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and twelve months ended December 31, 2018 and 2017:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2018	2017	2018	2017
Net income/(loss)	$(952)	$81	$(712)	$429
Interest expense, net	97	96	386	370
(Benefit)/provision for income taxes	(324)	162	(182)	388
Depreciation and amortization	171	163	675	640
EBITDA	(1,008)	502	167	1,827
Equity in net (income)/loss of affiliate	(1)	-	-	-
Other non-operating (income)/expense, net	9	15	33	27
Restructuring charges	31	32	139	80
Impairment of goodwill and other long-lived assets	1,413	-	1,413	-
Share-based compensation expense	14	10	35	45
Other items(a)	30	17	63	45
Adjusted EBITDA	$488	$576	$1,850	$2,024

(a)

For the three and twelve months ended December 31, 2018 other items primarily consist of business optimization costs, including strategic review costs, and transaction related costs. For the three and twelve months ended December 31, 2017 other items primarily consist of transaction related costs and business optimization costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus contributions to the Nielsen Foundation, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
(IN MILLIONS)	2018	2017	2018	2017
Net cash provided by operating activities	$546	$506	$1,058	$1,310
Less: Capital expenditures, net	(149)	(156)	(516)	(447)
Free cash flow	$397	$350	$542	$863

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of December 31, 2018 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of December 31, 2018	$8,387
Less: cash and cash equivalents as of December 31, 2018	(524)
Net debt as of December 31, 2018	$7,863
Adjusted EBITDA for the year ended December 31, 2018	$1,850
Net debt leverage ratio as of December 31, 2018	4.25x

The tables below provide a historical recast of our segments on the new basis and the key metrics for comparison purposes.

Revenue (IN MILLIONS) (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Media	$2,922	$759	$808	$826	$901	$3,294	$824	$847	$837	$869	$3,377
Audience Measurement	2,187	557	566	584	614	2,321	596	601	596	618	2,411
Plan / Optimize	735	202	242	242	287	973	228	246	241	251	966
Connect	$3,387	$767	$836	$815	$860	$3,278	$786	$800	$763	$789	$3,138
Measure	2,235	534	571	564	564	2,233	563	560	545	543	2,211
Predict / Activate	1,152	233	265	251	296	1,045	223	240	218	246	927
Total	$6,309	$1,526	$1,644	$1,641	$1,761	$6,572	$1,610	$1,647	$1,600	$1,658	$6,515

Revenue Growth (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Media	5.9%	11.5%	11.1%	10.9%	17.2%	12.7%	8.6%	4.8%	1.3%	(3.6)%	2.5%
Audience Measurement	3.6%	5.7%	3.9%	3.2%	11.8%	6.1%	7.0%	6.2%	2.1%	0.7%	3.9%
Plan / Optimize	13.4%	31.2%	33.0%	35.2%	30.5%	32.4%	12.9%	1.7%	(0.4)%	(12.5)%	(0.7)%
Connect	(0.8)%	(4.8)%	(3.8)%	(1.2)%	(3.0)%	(3.2)%	2.5%	(4.3)%	(6.4)%	(8.3)%	(4.3)%
Measure	(0.4)%	(2.4)%	2.3%	2.0%	(2.3)%	(0.1)%	5.4%	(1.9)%	(3.4)%	(3.7)%	(1.0)%
Predict / Activate	(1.5)%	(10.0)%	(14.8)%	(7.7)%	(4.5)%	(9.3)%	(4.3)%	(9.4)%	(13.1)%	(16.9)%	(11.3)%
Total	2.2%	2.6%	3.0%	4.5%	6.3%	4.2%	5.5%	0.2%	(2.5)%	(5.8)%	(0.9)%

Constant Currency Revenue Growth (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Media	6.5%	11.5%	11.8%	10.6%	16.1%	12.5%	7.2%	4.2%	1.9%	(2.9)%	2.4%
Audience Measurement	4.0%	5.7%	4.2%	2.8%	11.2%	6.0%	6.0%	5.6%	2.6%	1.1%	3.8%
Plan / Optimize	14.7%	31.2%	34.4%	35.2%	28.1%	32.0%	10.1%	0.8%	0.4%	(11.6)%	(0.9)%
Connect	2.2%	(3.8)%	(2.5)%	(2.6)%	(5.9)%	(3.7)%	(2.1)%	(5.4)%	(3.2)%	(4.2)%	(3.8)%
Measure	2.7%	(1.7)%	3.8%	0.2%	(5.2)%	(0.8)%	0.7%	(3.3)%	0.2%	0.7%	(0.5)%
Predict / Activate	1.1%	(8.3)%	(13.7)%	(8.4)%	(7.2)%	(9.4)%	(8.6)%	(10.1)%	(10.7)%	(13.7)%	(10.9)%
Total	4.1%	3.2%	4.1%	3.6%	4.2%	3.8%	2.4%	(0.7)%	(0.6)%	(3.5)%	(0.7)%

Organic Constant Currency Revenue Growth (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Media	3.6%	4.1%	1.5%	2.7%	6.1%	3.7%	3.4%	2.9%	0.8%	(3.2)%	0.8%
Audience Measurement	2.6%	3.2%	1.3%	2.1%	10.3%	4.2%	5.6%	5.6%	2.5%	0.9%	3.6%
Plan / Optimize	6.8%	7.3%	2.4%	4.9%	(4.2)%	2.0%	(2.4)%	(3.3)%	(3.4)%	(12.2)%	(5.7)%
Connect	2.5%	(2.6)%	0.6%	(1.5)%	(5.5)%	(2.3)%	(2.2)%	(5.5)%	(3.2)%	(4.3)%	(3.8)%
Measure	2.6%	(1.9)%	3.6%	0.2%	(5.2)%	(0.9)%	0.7%	(3.4)%	0.1%	0.6%	(0.5)%
Predict / Activate	2.4%	(4.1)%	(5.5)%	(5.1)%	(6.1)%	(5.2)%	(8.6)%	(10.1)%	(10.7)%	(13.7)%	(10.9)%
Total	3.0%	0.5%	1.0%	0.5%	(0.2)%	0.5%	0.6%	(1.4)%	(1.2)%	(3.8)%	(1.5)%

Adjusted EBITDA (IN MILLIONS) (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Media	$1,332	$319	$354	$385	$412	$1,470	$347	$365	$375	$389	$1,476
Connect	635	112	165	149	174	600	87	113	111	109	420
Corporate / Other	(42)	(11)	(10)	(15)	(10)	(46)	(11)	(10)	(15)	(10)	(46)
Total	$1,925	$420	$509	$519	$576	$2,024	$423	$468	$471	$488	$1,850

Adjusted EBITDA Growth on a Constant Currency Basis (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Media	6.3%	8.5%	9.3%	8.1%	13.8%	10.0%	7.8%	2.8%	(2.1)%	(4.9)%	0.5%
Connect	1.9%	(4.3)%	(2.9)%	(5.1)%	(13.0)%	(6.8)%	(24.3)%	(31.5)%	(21.3)%	(33.5)%	(28.2)%
Total	5.0%	4.7%	4.9%	4.0%	4.2%	4.4%	(0.7)%	(8.2)%	(7.5)%	(13.3)%	(7.9)%

Adjusted EBITDA Margin (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Media	45.6%	42.0%	43.8%	46.6%	45.7%	44.6%	42.1%	43.1%	44.8%	44.8%	43.7%
Connect	18.7%	14.6%	19.7%	18.3%	20.2%	18.3%	11.1%	14.1%	14.6%	13.8%	13.4%
Total	30.5%	27.5%	31.0%	31.6%	32.7%	30.8%	26.3%	28.4%	29.4%	29.4%	28.4%

Adjusted EBITDA Margin Growth on a Constant Currency Basis (bps) (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Media	(9)	(114)	(100)	(105)	(92)	(101)	24	(58)	(185)	(94)	(83)
Connect	(4)	(8)	(10)	(48)	(165)	(61)	(325)	(537)	(334)	(609)	(456)
Total	25	39	26	13	(1)	19	(83)	(232)	(219)	(332)	(221)

Adjusted Earnings per Share (Unaudited)

	2016	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	4Q18	2018
Net income attributable to Nielsen shareholders per share of common stock, diluted	$1.39	$0.20	$0.37	$0.41	$0.23	$1.20	$0.20	$0.20	$0.27	$(2.68)	$(2.00)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.58	0.15	0.16	0.15	0.15	0.61	0.16	0.16	0.15	0.15	0.62
Restructuring	0.29	0.09	0.03	0.02	0.09	0.22	0.07	0.18	0.05	0.09	0.39
Impairment of goodwill and other long-lived assets	-	-	-	-	-	-	-	-	-	3.98	3.97
Share-based compensation	0.14	0.04	0.03	0.02	0.03	0.13	0.04	0.02	-	0.04	0.10
Other non-operating (income)/expense, net	(0.04)	-	0.02	(0.01)	0.03	0.04	0.00	0.03	0.02	0.01	0.06
Other items	0.10	0.04	0.01	0.03	0.05	0.13	0.03	0.02	0.04	0.08	0.18
Tax effect of above items	(0.42)	(0.11)	(0.08)	(0.08)	(0.12)	(0.39)	(0.09)	(0.14)	(0.10)	(0.12)	(0.45)
Discrete tax benefit/(provision)	-	-	-	-	-	-	-	-	-	(1.04)	(1.04)
Adjusted earnings per share	$2.03	$0.41	$0.53	$0.55	$0.46	$1.94	$0.40	$0.47	$0.45	$0.51	$1.83